Exhibit (12)

May 16, 2003
The Board of Trustees	The Board of Directors
Ivy Fund	W&R Money Market Fund
6300 Lamar Avenue	6300 Lamar Avenue
P.O. Box 29217	P.O. Box 29217
Shawnee Mission, KS 66201-9217	Shawnee Mission, KS 66201-9217

Re:	Federal Income Tax Consequences of the Transfer of Substantially All the Assets of Ivy Money Market Fund to W&R Money Market Fund

Ladies and Gentlemen:

      You have requested our opinion concerning the Federal income tax consequences of the transactions described below.

      Ivy Money Market Fund ("Acquired Fund"), is a series of Ivy Fund, a Massachusetts business trust ("Acquired Trust"). W&R Money Market Fund ("Acquiring Fund") is a series of W&R Funds, Inc., a Maryland corporation ("Registrant"). Pursuant to the Agreement and Plan of Reorganization (the "Agreement"), in the form attached as Appendix A to the Combined Prospectus and Proxy Statement filed May 16, 2003 (the "Proxy Statement"), Acquired Fund will transfer all its assets to Acquiring Fund in exchange for shares of Acquiring Fund and the assumption by Acquiring Fund of all the liabilities of Acquired Fund. Acquired Fund will liquidate and distribute the shares of Acquiring Fund among its shareholders in exchange for their Acquired Fund shares. These transactions are referred to as the "Reorganization." Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Proxy Statement.

      In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of the Acquired Fund and Acquiring Fund.

      We have assumed, with your consent, that the following statements are true and correct on the date hereof and will be true at the effective date of the Reorganization:

      1.      The Reorganization will be consummated in compliance with the material terms of the Agreement, none of the material terms and conditions therein will have been waived or modified, and neither of the Acquired Fund nor Acquiring Fund has any plan or intention to waive or to modify any such material term or condition.

      2.      The fair market value of the Acquiring Fund shares and other consideration that will be received by Acquired Fund will be approximately equal to the fair market value of the assets transferred in exchange therefor.

      3.      Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Acquired Fund immediately prior to the Reorganization. For purposes of this assumption, amounts used by Acquired Fund or Acquiring Fund to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, distributions of net realized capital gain or transactions in the ordinary course of Acquired Fund’s business as a regulated investment company) made by Acquired Fund immediately preceding the Reorganization will be included as assets held by Acquired Fund immediately prior to the Reorganization.

      4.      Acquiring Fund has no plan or intention to reacquire any of the shares of Acquiring Fund issued in the Reorganization except through redemptions in the ordinary course of its business as a regulated investment company.

      5.      Acquiring Fund has no plan or intention to issue additional shares following the transaction except in the ordinary course of its business as a regulated investment company.

      6.      Acquiring Fund has no plan or intention following the Reorganization to sell or otherwise to dispose of any of the assets of Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of its business as a regulated investment company. For purposes of this assumption, Acquiring Fund has no plan or intention to transfer any of the assets of Acquired Fund acquired in the Reorganization to a "master fund" treated as a partnership for Federal income tax purposes unless, immediately following such a transfer, Acquiring Fund’s percentage ownership of such master fund is at least 90 percent.

      7.      The liabilities of Acquired Fund assumed by Acquiring Fund and the liabilities to which the transferred assets of Acquired Fund are subject were incurred by Acquired Fund in the ordinary course of its business.

      8.      Following the Reorganization, Acquiring Fund will continue the historic business of Acquired Fund or use a significant portion of Acquired Fund’s historic business assets in a business, and Acquiring Fund and Acquired Fund will have substantially identical investment strategies and objectives.

      9.      In connection with the Reorganization, the Acquiring Fund will not bear any of the expenses of Acquired Fund, nor will Acquired Fund bear any of the expenses of the Acquiring Fund, other than expenses directly and solely related to the Reorganization.

      10.      There is no intercorporate indebtedness existing between Acquiring Fund and Acquired Fund that was, or will be, issued, acquired, or settled at a discount.

      11.      Acquired Fund and Acquiring Fund are regulated investment companies and Acquiring Fund intends to continue to qualify as a regulated investment company.

      12.      The fair market value of the assets of Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities assumed by Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

      13.      Acquired Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

      14.      Acquired Fund will dissolve and distribute its assets promptly after the effective date of the transfer of its assets to and the assumption of its liabilities by Acquiring Fund.

            Based upon the foregoing, it is our opinion that:

A.

The acquisition by Acquiring Fund of the assets of Acquired Fund in exchange for Acquiring Fund’s assumption of the liabilities of Acquired Fund and issuance of the Acquiring Shares, followed by the distribution by Acquired Fund of such Acquiring Shares to the shareholders of Acquired Fund in exchange for their shares of Acquired Fund, all as provided in Paragraph 1 of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquired Fund and Acquiring Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

B.

Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by Acquired Fund (i) upon the transfer of its assets to Acquiring Fund in exchange for the Acquiring Shares and the assumption of the liabilities of Acquired Fund by Acquiring Fund or (ii) upon the distribution of the Acquiring Shares to the shareholders of Acquired Fund as contemplated in Paragraph 1 of the Agreement;

C.

Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Acquired Fund in exchange for the assumption of the liabilities and issuance of the Acquiring Shares as contemplated in Paragraph 1 of the Agreement;

D.

Under Section 362 of the Code, the tax basis of the assets of Acquired Fund in the hands of Acquiring Fund will be the same as the tax basis of those assets in the hands of Acquired Fund immediately prior to the transfer, and under Section 1223(1) of the Code, the holding period of the assets of Acquired Fund in the hands of Acquiring Fund will include the period during which those assets were held by Acquired Fund;

E.	Under Section 354 of the Code, Acquired Fund Shareholders will recognize no gain or loss upon the exchange of all of their shares of Acquired Fund for the Acquiring Shares;
F.

Under Section 358 of the Code, the tax basis of the Acquiring Shares to be received by each Acquired Fund Shareholder will be the same in the aggregate as the aggregate tax basis of the shares of Acquired Fund surrendered in exchange therefor;

G.

Under Section 1223(1) of the Code, the holding period of the Acquiring Shares to be received by each Acquired Fund Shareholder will include the period during which the shares of Acquired Fund surrendered in exchange therefor were held by such shareholder, provided such shares of Acquired Fund were held as capital assets on the date of the exchange; and

H.

Acquiring Fund will succeed to and take into account the items of Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

      The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be true and correct. Our opinions cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization.

      We consent to the filing of this opinion as an exhibit to the Registrant’s Registration Statement on Form N-14. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933.

Very truly yours, /s/ Bell, Boyd & Lloyd LLC